W.W. Grainger, Inc., Names Lucas E. Watson to its Board of Directors

CHICAGO, DECEMBER 12, 2017 - Grainger (NYSE: GWW), the leading broad line supplier of maintenance, repair and operating (MRO) products serving businesses and institutions, today announced its Board of Directors has appointed Lucas E. Watson to its Board, effective December 12, 2017.

Watson, age 46, is Executive Vice President and Chief Marketing and Sales Officer for Intuit, Inc., where he is responsible for building the financial software company’s brands and leading its global sales and go-to-market efforts.

Watson joined Intuit in August 2016, after serving as Vice President of Global Brand Solutions and Innovations at Google, where he led the company’s brand advertising business. He joined Google in 2011, as Vice President of Sales and Marketing for YouTube.

Prior to Google, Watson worked for Procter & Gamble, holding a variety of sales, marketing and digital business roles for P&G’s digital initiatives for 75 brands across 200 countries.

“We are pleased to welcome Lucas to the Grainger Board,” said DG Macpherson, Board Chairman and Chief Executive Officer of Grainger. “He has significant experience working with well-known brands, and driving growth especially through their digital assets. We are confident that Lucas’ experience in leading major marketing and sales organizations, and his customer-focused approach will be an asset to the Grainger Board.”

Watson holds an MBA from Boston College’s Carroll School of Management and a Bachelor of Arts degree in economics and math from Hamilton College.

With this appointment, Grainger now has 11 members on its Board of Directors.

About Grainger
W.W. Grainger, Inc., with 2016 sales of $10.1 billion, is North America’s leading broad line supplier of maintenance, repair and operating products (MRO), with operations also in Europe, Asia and Latin America.

Media Contact:
Joe Micucci
847-535-0879
joseph.micucci@grainger.com

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